EXHIBIT 10(c)
The Scotts Company LLC
Supplemental Incentive Plan Description
Detailed Description
The following outline provides an explanation of the Supplemental Incentive Plan (the “SIP”) for the fiscal year ending September 30, 2008 (“FY08”). The SIP is designed to supplement and operate within the parameters of The Scotts Company LLC Amended and Restated Executive/Management Incentive Plan (the “EMIP”), which was originally approved by shareholders of The Scotts Miracle-Gro Company in January 2006.
The SIP is designed to provide executive officers and key management employees of The Scotts Company LLC and its subsidiaries an opportunity to earn an annual cash compensation award based upon the achievement by The Scotts Miracle-Gro Company and its subsidiaries (collectively, the “Company”) of established financial targets.

Purpose/ Objectives	The SIP is a single global incentive plan that is intended to unite the organization with a common focus on delivering two key financial performance measures (earnings per share and modified free cash flow) within the range of guidance the Company communicated to the investment community for FY08 in the Company’s May 5, 2008 earnings release. The SIP is a supplement to the EMIP for FY08, which will continue as previously communicated.

Plan Year	The SIP will correspond to the Company’s FY08 with the exception of Scotts Lawn Service (SLS) which will be based on the 2008 calendar year.

Eligibility and Participation	Eligibility for the SIP is open to all 2008 Plan Year EMIP participants.
Participants must be actively employed in an eligible job/position for at least 13 consecutive weeks during the 2008 Plan Year. The 2008 Plan Year cut-off for new participants and/or changes need to be effective prior to 6/22/08 for bi-weekly payrolls or prior to 7/2/08 for monthly payrolls (9/28/08 for SLS bi-weekly payrolls and 10/1/08 for SLS monthly payrolls). Participants must be employed by the Company on the last day of the fiscal year (calendar year for SLS) to be eligible for a payment under the SIP. Participants whose employment terminates during the 2008 Plan Year (other than in cases of retirement) will not be eligible for any payment under the SIP.

Retirement	Participants who retire during the 2008 Plan Year will be eligible for a prorated award based on the percentage of the 2008 Plan Year (as applicable to such participants) worked.

Performance Measures	Performance Measures for the 2008 Plan Year are:

Participant Group	Applicable Performance Measures

All SIP Participants	•	Consolidated Adjusted Earnings Per Share
	•	Consolidated Modified Free Cash Flow

Performance Measures Defined	The Performance Measures defined below are all calculated at the consolidated Company level.

Adjusted Earnings Per Share — Adjusted Net Income (defined below) / outstanding common shares and dilutive potential common shares outstanding.

Adjusted Net Income — Earnings after amortization, interest and taxes, excluding charges related to impairment, restructuring and other non-recurring items. For purposes of the SIP, foreign currency translation is calculated based on budgeted exchange rates.

Modified Free Cash Flow — Adjusted Net Income with certain adjustments, as shown below.

Adjusted Net Income
Add: non-cash expenses (depreciation, amortization and stock-based compensation)
Subtract: capital expenditures
Adjust: (add/subtract) for change in working capital, calculated using an average of 13 month-end balances

Award Determination/Payouts	The SIP is designed to recognize and reward performance against established financial targets. Payouts for each SIP participant will be calculated in the following manner:

Incentive Target — The incentive opportunity for SIP participants is based on a percentage (referred to as the Incentive Target) of each participant’s Incentive Eligible Earnings for the 2008 Plan Year. The Incentive Target for purposes of the SIP, which varies by position level, is the same as each participant’s Incentive Target under the EMIP for the 2008 Plan Year.

Components, Performance Measures, and Weights— Incentive payouts will begin accruing after the threshold level of performance is achieved for each of the performance measures. Maximum performance against each performance measure will result in a calculated payout amount equal to 100 percent of the target payout. Performance between the threshold and maximum performance levels will be incrementally calculated so participants will receive a payout calculated on a straight-line basis. The calculated payout for each performance measure will be multiplied by the assigned weighting to determine the actual payout under the SIP.

Funding Trigger— No payments will be paid for any component of the SIP unless the Company achieves the EPS threshold for the full 2008 Plan Year. This is referred to as the “funding trigger” – achievement of that level of performance triggers a funding of the SIP.

Higher of SIP or EMIP Payout — Each SIP particpipant will be eligible to receive the highest payout calculated under the SIP or the EMIP for the 2008 Plan Year. In no case will a participant receive a payout under both plans.

Payment of Incentive Awards — Incentive awards earned under the SIP are subject to the terms and conditions of the SIP. With the exception of SLS participants who are on a calendar year EMIP, any awards earned under the SIP will be paid out after the close of the 2008 Plan Year and no later than December 15, 2008. SLS participants will be paid by March 15, 2009.

Incentive Eligible Earnings Under SIP	For purposes of the SIP, incentive eligible earnings are defined as the gross salary/wages, overtime, vacation, holiday and sick days paid during the eligible FY08 or Calendar 2008 pay periods:

Eligible FY2008 Pay Periods:

Monthly Pay Schedule—October 1, 2007 through
September 30, 2008 (last pay date September 25, 2008); and

Bi-Weekly Pay Schedule—September 16, 2007 through September 13, 2008 (last pay date September 19, 2008).

Eligible Calendar 2008 Pay Periods (for SLS participants):

Monthly Pay Schedule—January 1, 2008 through December 31, 2008 (last pay date December 24, 2008); and

Bi-Weekly Pay Schedule—December 23, 2007 through December 20, 2008 (last pay date December 26, 2008).

Note: The following earnings are excluded from the incentive eligible earnings calculation:

•	Short-term and long-term disability earnings, and

•	Workers compensation payments, and

•	Sign-on or other bonus payments, and

•	Perks such as a car allowance.

Final payout calculations for the SIP will be based on natural rounding to the nearest whole dollar. This applies to both incentive eligible earnings and final payout calculations.

Miscellaneous	Participants shall not have any right with respect to any award until an award shall, in fact, be paid to them.

Nothing in this document confers any rights upon any associate to participate in the SIP or to remain in the employ of the Company. Neither the adoption nor the operation of the SIP shall in any way affect the right of the associate or the Company to terminate the employment relationship at any time. .

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